NEW BRUNSWICK SCIENTIFIC CO., INC. P.O. Box 4005 • 44 Talmadge Road • Edison, NJ 08818-4005 U.S.A.

Investor Contacts:

Thomas Bocchino Chief Financial Officer and Treasurer New Brunswick Scientific Co., Inc. 732.650.2500 tbocchino@nbsc.com	Matthew J. Dennis, CFA NBS Investor Relations Clear Perspective Group, LLC 732.226.3030 mdennis@cpg-llc.com

FOR IMMEDIATE RELEASE

New Brunswick Scientific Co., Inc., Reports Record Sales for 2006

Annual Net Income Increases 51 Percent on 12 Percent Higher Sales

Edison, New Jersey—March 29, 2007—New Brunswick Scientific Co., Inc. (NBS) (Nasdaq: NBSC), today announced record net sales and higher net income for the year ended December 31, 2006.

Net sales advanced 11.6% to $75.5 million in 2006, exceeding the previous record of $67.6 million reported for the year ended December 31, 2005. Full-year net income increased 50.8%, reaching $3.8 million compared with 2005’s net income of $2.5 million. Diluted earnings per share advanced 46.4% to $0.41, versus last year’s $0.28. During the year’s final quarter a one-time pre-tax recognition bonus of $396,000 was paid to the company’s co-founder upon his retirement as chief executive officer. Excluding the impact from this item, adjusted net income for the year was $4.0 million, or $0.43 per diluted share. Please see the related disclosure and reconciliation of GAAP to non-GAAP measures contained in this release1.

Net sales for fourth-quarter 2006 rose 8.7% to a new quarterly high of $21.9 million from $20.2 million for the comparable 2005 period. Fourth-quarter net income was $1.1 million, or $0.11 per diluted share, compared with $1.25 million, or $0.14 per diluted share, for the same period one year ago. Excluding the impact of the aforementioned one-time item, adjusted net income for the quarter was $1.3 million or $0.14 per diluted share. Please see the related disclosure and reconciliation of GAAP to non-GAAP measures contained in this release1.

The increase in net sales was due principally to higher shipments of ultra-low temperature freezers, cell culture and fermentation equipment, and shakers. To a lesser extent, full-year sales benefited from a $247,000 foreign currency translation effect on international sales due to the weaker dollar relative to the 2005 period.

Gross margin for the full year improved to 40.5% from 2005’s 40.0%. The margin improvement resulted from increased absorption of overhead expenses due to higher sales, and also reflects discounting that occurred on certain product lines in 2005.

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com

Selling, general and administrative expenses as a percentage of sales declined to 26.6% for the full-year, versus 27.0% in last year’s corresponding period. Research, development and engineering expenses for 2006 were $4.5 million, compared with $4.6 million in 2005.

Income from operations for the year increased 43% to $6.0 million, compared with $4.2 million for the corresponding period a year ago.

As previously announced, NBS is in the process of implementing a new Oracle Enterprise Resource Planning system. The Company went live with a significant portion of that system in the first Quarter of 2007. Such an implementation is a major undertaking both financially and from a management and personnel perspective. The implementation of this system is having the effect of temporarily slowing down the manufacturing process which will result in a temporary reduction in shipments and net sales.

Commenting on the results, NBS President and Chief Executive Officer James Orcutt said, “NBS realized a very good year in 2006. Order intake increased 6% over last year, and through better management of production planning and shorter cycle times, we were able to increase inventory turnover significantly. In addition, we also paid down approximately $4.5 million in debt and shareholders’ equity increased by 23.0% from $36.7 million at the end of last year to $45.1 million at the end of 2006.

“As we look forward to 2007, we are encouraged by sustained momentum in order rates. We anticipate sales will be further augmented by new product launches and improvements made to existing products resulting from our focused R&D efforts.”

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1Use of Non-GAAP Measures
Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

About New Brunswick Scientific
New Brunswick Scientific Co., Inc., is a leading global innovator providing a comprehensive line of equipment and instrumentation for the life science industry. The Company’s products are used in the creation, maintenance and control of physical and biochemical environments required for the growth, detection and storage of microorganisms for medical, biological and chemical applications, environmental research and commercial products. Established in 1946, the Company is headquartered in Edison, New Jersey, with sales and distribution facilities located in the United States, Europe and Asia. For more information, please visit:
www.nbsc.com

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of the Company. The forward-looking statements include a number of risks and uncertainties, which are detailed in Part I, Item 1A, “Risk Factors” of our Annual Reports on Form 10-K, and other risk factors identified herein or from time to time in our periodic filings with the Securities and Exchange Commission. Forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory, and other, factors. The Company undertakes no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com

—Financial Tables Follow—

NEW BRUNSWICK SCIENTIFIC CO., INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Net sales	$21,939	$20,191	$75,463	$67,616
Operating costs and expenses:
Cost of sales	13,597	12,148	44,912	40,573
Selling, general and administrative expenses	5,671	4,841	20,085	18,243
Research, development and engineering expenses	1,052	1,074	4,488	4,620
Total operating costs and expenses	20,320	18,063	69,485	63,436
Income from operations	1,619	2,128	5,978	4,180
Other income (expense):
Interest income	138	92	405	272
Interest expense	(78)	(92)	(333)	(359)
Other, net	56	36	9	91
	116	36	81	4
Income before income tax expense	1,735	2,164	6,059	4,184
Income tax expense	674	914	2,298	1,690
Net income	$1,061	$1,250	$3,761	$2,494
Basic income per share	$0.12	$0.14	$0.41	$0.28
Diluted income per share	$0.11	$0.14	$0.41	$0.28

Basic weighted average number of shares outstanding	9,211	9,004	9,157	8,959
Diluted weighted average number of shares outstanding	9,272	9,083	9,222	9,022

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com

SELECTED CONSOLIDATED BALANCE SHEET ITEMS
(Dollars in thousands)
(Unaudited)

	Dec. 31, 2006	Dec. 31, 2005
Cash and cash equivalents	$8,082	$11,351
Accounts receivable, net	15,520	11,989
Inventories	13,483	13,155
Property, plant and equipment, net	8,921	6,595
Total assets	59,117	54,966
Accounts payable and accrued expenses	11,366	10,782
Long-term debt, net of current installments	874	1,389
Shareholders’ equity	45,146	36,718
Working capital	27,333	22,870
Current ratio	3.3 to 1	2.5 to 1

1RECONCILIATION OF GAAP AND NON-GAAP MEASURES
(In thousands, except per-share amounts)
(Unaudited)

	Three Months Ended December 31, 2006		Year Ended December 31, 2006

	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Net income	$1,061	$0.11	$3,761	$0.41

Recognition bonus (net of tax)	246	0.03	246	0.02

Non-GAAP Net income	$1,307	$0.14	$4,007	$0.43

# # #

800.631.5417 • 732.287.1200 • fax: 732.287.4222 • www.nbsc.com• e-mail: bioinfo@nbsc.com